UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 22, 2011

Piedmont Office Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34626

Maryland	58-2328421
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11695 Johns Creek Parkway
Suite 350
Johns Creek, GA 30097-1523
(Address of principal executive offices, including zip code)

770-418-8800
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On November 22, 2011, Piedmont Operating Partnership, LP (“Piedmont OP”), a consolidated subsidiary of Piedmont Office Realty Trust, Inc. (the “Registrant”), entered into a $300 million unsecured term loan facility (the “$300 Million Unsecured Term Loan”) with J.P. Morgan Securities LLC and Suntrust Robinson Humphrey, Inc., serving together as joint-lead arrangers and book runners, JPMorgan Chase Bank, serving as administrative agent, Suntrust Bank serving as syndication agent, Wells Fargo Bank, as documentation agent, and Royal Bank of Canada, US Bank, and PNC Bank, serving as participants.
The term of the $300 Million Unsecured Term Loan is five years with a maturity date of November 22, 2016. Additionally, the Registrant may request up to four times during the term of the agreement to establish one or more new term loan commitments up to an aggregate amount of $200.0 million, provided that no single request is less than $25.0 Million. The maturity date of such additional requests, if exercised, would be coterminous with the original maturity date of the term loan agreement. Piedmont OP paid customary arrangement and upfront fees to the lenders in connection with the closing of the $300 Million Unsecured Term Loan.
The $300 Million Unsecured Term Loan has the option to bear interest at varying levels based on (i) the London Interbank Offered Rate (“LIBOR”) or Base Rate, defined as the greater of the prime rate, the federal funds rate plus one-half of one percent, or LIBOR for a one-month period plus one percent if a LIBOR loan has been selected, (ii) the credit rating levels issued for the Registrant, and (iii) for LIBOR loans, an interest period selected by Piedmont OP of one, two, three, or six months, or to the extent available from all lenders in each case, one year or periods of less than one month. The stated interest rate spread over LIBOR can vary from 1.1% to 2.25% based upon the then current credit rating of the Registrant. As of the closing of the $300 Million Unsecured Term Loan, the current stated interest rate spread on the loan is 1.45%.
Under the $300 Million Term Loan, the Registrant is subject to certain financial covenants that require, among other things, the maintenance of an unencumbered interest coverage ratio of at least 1.75, an unencumbered leverage ratio of at least 1.60, a fixed charge coverage ratio of at least 1.50, a leverage ratio of no more than 0.60, and a secured debt ratio of no more than 0.40.
In connection with obtaining the $300 Million Unsecured Term Loan, the Registrant entered into interest rate swap agreements with several counterparties for the full outstanding balance of the loan as of the closing date. The effective date of each interest rate swap agreement is November 22, 2011, and each agreement terminates on November 22, 2016. The Registrant will pay JPMorgan Chase Bank monthly interest at the stated rate mentioned above of LIBOR (or Base Rate) plus the applicable spread and will, in addition, pay funds to or receive funds from the counterparties depending on the level of interest rates. Therefore, after considering the terms of the swap agreements and the Registrant's current credit rating, the Registrant’s cash expenditure for interest will be effectively fixed on the $300 Million Unsecured Term Loan at 2.69%.
The foregoing does not purport to be a complete description of the terms of the $300 Million Unsecured Term Loan and is qualified in its entirety by reference to the $300 Million Unsecured Term Loan agreement, which is attached as Exhibit 10.1 hereto.

Item 9.01.    Financial Statements and Exhibits

(d)     Exhibits:

Exhibit No.	Description
10.1
Term Loan Agreement, date as of November 22, 2011, among Piedmont Operating Partnership, LP, as Borrower, Piedmont Office Realty Trust, Inc., as Parent, JP Morgan Securities, LLC, and Suntrust Robinson Humphrey, Inc., as Joint-Lead Arrangers and Book Runners, JPMorgan Chase Bank as Administrative Agent, Suntrust Bank as Syndication Agent, Wells Fargo Bank as Documentation Agent, the other banks signatory thereto as Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Office Realty Trust, Inc.

Date: November 29, 2011	By:	/s/ Robert E. Bowers
Robert E. Bowers
Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
10.1
Term Loan Agreement, date as of November 22, 2011, among Piedmont Operating Partnership, LP, as Borrower, Piedmont Office Realty Trust, Inc., as Parent, JP Morgan Securities, LLC, and Suntrust Robinson Humphrey, Inc., as Joint-Lead Arrangers and Book Runners, JPMorgan Chase Bank as Administrative Agent, Suntrust Bank as Syndication Agent, Wells Fargo Bank as Documentation Agent, the other banks signatory thereto as Lenders